EXHIBIT 99.(a)(1)(T)

February 20, 2002

Dear Employees:

Pursuant to Section 13 of the Offer to Exchange dated January 24, 2002, we have amended the Offer to Exchange through Exhibit 1 attached to Amendment No.1 to Schedule TO. Other than as indicated in Exhibit 1, all other terms of the Offer to Exchange remain unchanged.

For additional information about Amendment No.1 to Schedule TO, or the Offer generally, you should contact Robert M. Skelton via e-mail at rskelton@cysive.com or by telephone at (703) 259-2300.